UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Argan, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Commencing June 15, 2016, Argan, Inc. (“Argan” or the “Company”) sent the following communication to certain stockholders.

One Church Street
Suite 201
Rockville, MD 20850
301-315-0027
301-315-0064 (fax)
www.arganinc.com

June 15, 2016

Dear Fellow Stockholders:

We write to you today with respect to the ISS and Glass Lewis Proxy Reports (the “Reports”) that you may have seen regarding the proposals to be voted on at the upcoming Argan, Inc. annual stockholders’ meeting.  We respectfully disagree with the ISS and Glass Lewis recommendations against the Company’s position, in particular on the advisory vote on executive compensation.

We are grateful that both ISS and Glass Lewis noted that the Company’s pay is in alignment with performance, which is the ultimate goal in any compensation program.  We also think it is important to note that the members of the Compensation Committee own approximately $5,800,000 of Company common stock and altogether the members of the Argan Board of Directors own approximately $44,300,000 of Company common stock based upon the closing market price on June 13, 2016.  We believe this significant ownership of the Company’s stock by the Committee and the Board puts them in direct alignment with the interests of the stockholders.

Our respectful disagreement with ISS and Glass Lewis can be summarized as follows:

1)             We do not believe that either of the Reports have given enough credit for the significant changes that the Company has made since last year.  The most significant of these changes are summarized as follows:

•                  The employment agreement of the chief executive officer (the “Gemma CEO”) of Gemma Power Systems, LLC and its affiliated companies (“Gemma”), all wholly-owned subsidiaries of Argan, was amended to include, among other provisions, a metric driven approach to arriving at his incentive compensation with a cap on the maximum amount of compensation.  In addition to the potential for the Company to deduct amounts in excess of $1,000,000 for Federal income tax purposes, this approach provides a performance-based plan for arriving at the incentive compensation for the highest paid employee of Argan.

•                  An anti-hedging policy and a no pledging policy were established

•                  A claw back policy was established for the named executive officers (“NEOs”)

•                  Executive and board stock ownership guidelines were established

ISS and Glass Lewis have been critical of the discretionary nature of the Company’s total compensation plan.  However, if the Gemma CEO’s employment plan was in place in the fiscal year ended January 31, 2016, less than 25% of the aggregate compensation of the NEOs would have been discretionary.

We believe that this demonstrates significant responsiveness to the stockholder concerns as reflected in last year’s say on pay vote.

2)             We believe that the Reports unduly emphasize the single-trigger severance benefits in determining their recommendation to vote “no” on say on pay rather than considering the bigger picture.  While an important consideration, these contractual change-in-control provisions should be viewed in light of stockholder value creation by this management team and the Company’s desire to retain these talented individuals.  The Gemma CEO is a key member of, and has led, the management team of Gemma since it was acquired by the Company in December 2006.  The change-in-control provision is a negotiated term and was put in place for specific reasons in December of 2013, and was carried over in the recent amendment to the Gemma CEO’s employment agreement.

To keep the change-in-control provision in perspective, it is important to note that the Company’s market capitalization was approximately $30,000,000 prior to the Company’s acquisition of Gemma.  Based upon the closing market price of the Company’s common stock on June 13, 2016, the Company’s market capitalization was approximately $630,000,000, or approximately 21 times higher than that at the time of the acquisition.  This increase does not reflect an aggregate of $46,000,000 in dividends paid to the Company’s stockholders over the past five years.  The principal reason for this market capitalization expansion and the source for the dividends that have benefitted the stockholders was the allocation of capital to, and the performance of, Gemma.   This stockholder value creation dwarfs the potential additional $2,000,000 that might be due the Gemma CEO upon change of control. It is unlikely that this payment would represent any meaningful impediment to the legitimate interest of a potential acquirer of the Company.

Moreover, most of the Gemma CEO’s potential compensation is performance based, and there is no guarantee that he will continue to receive such compensation beyond the term of his agreement.  For this reason, it would not be unlikely for him to experience a significant decrease in compensation if there were to be a change-in-control.

3)             The assessments of ISS and Glass Lewis do not consider the fact that Argan is a holding company, and that the two principal officers of Argan, the Chief Executive Officer and the Chief Financial Officer, receive salaries and benefits that are at a significantly lower level as compared to the Company’s peer group.

•                  These two officers are awarded incentive compensation only if the underlying businesses owned by Argan perform well.  Even though Argan has performed well over the years, the overall compensation of Argan’s Chief Executive Officer and the Chief Financial Officer has been consistently lower than the overall compensation paid to officers holding the comparable positions at the Company’s peers.

•                  For the officers of the holding company, this incentive compensation component, paid in the form of cash and stock options, is performance-based and has historically been more significant in amount than base salary.  However, because the Chief Executive Officer’s single trigger severance benefit is a function of base salary only, the significance of this factor is minimal when compared to other forms of potential compensation.  Moreover, in the case of a change-in-control transaction, it is likely that the new controlling stockholder would not require management of the holding company to help run the businesses going forward.  Thus there is little practical difference between the single and double trigger provisions for holding company officers.

Finally, in an attempt to support our view that management has aligned itself with the long-term interests of the stockholders, we present the following chart that presents our stock price performance over the last five years versus the returns represented by the S&P 500 and a stock price index for our industry. Our performance over the long term is superior.

In summary, we ask the stockholders to consider the fact that, in general, management compensation for Argan is low compared to management compensation of other companies in its peer group.  While it is true that the compensation for the Chief Executive Officer of Gemma is the highest of any of the NEOs of the Company, the performance of this business unit has, and continues to be, exceptional due in significant part to the capabilities of this individual and his team.  There are specific reasons for the elements of our compensation plans, and on balance we strongly believe that there are valid reasons to continue the programs we have in place.

For all of the reasons noted above, we believe that the recommendations regarding say on pay of ISS and Glass Lewis are unwarranted and we urge you to vote FOR the advisory vote on executive compensation.

If you have any questions, please contact David Watson, Chief Financial Officer at (301) 315-0027.

Argan, Inc. Compensation Committee

James W. Quinn, Chair

William F. Leimkuhler, Member

Peter Getsinger, Member